Exhibit 99.1

FOR IMMEDIATE RELEASE

July 27, 2006

Contact:

Cynthia Mahoney White

Manager,	Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

PLUG POWER PROVIDES PROGRESS UPDATE

AND FINANCIAL RESULTS FOR 2nd QUARTER

Closing on transformational $217 million investment to accelerate growth

LATHAM, NY – July 27, 2006 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, today reported recent operational accomplishments and financial results for the quarter ended June 30, 2006.

Plug Power management noted that the Company has $290 million in cash and marketable securities, providing the resources and impetus to help accelerate its path to profitability. In addition to the $217 million in cash from the recently closed Smart Hydrogen investment, Plug Power anticipates leveraging the new relationship for increased access to the vast Russian market and technical collaboration with Russian scientists.

“With the completion of the Smart Hydrogen transaction, Plug Power is entering an exciting, dynamic stage in terms of globalization and commercialization,” said Roger Saillant, Plug Power’s CEO. “Our aggressive pursuit of global sales and product development bodes well for achieving all of our 2006 milestones.”

Among recent global sales is Telefónica Móviles, one of the two largest wireless providers in Latin America, which began deploying Plug Power’s GenCore® backup power systems in Venezuela. With more than 10,000 sites across Central and South America, Telefónica Móviles offers Plug Power significant potential for future sales. In addition to this South American success, the Company believes Russia and South Africa represent promising market opportunities.

While global opportunities are expanding, Plug Power is simultaneously developing domestic sales in both the private and public sectors. Increasing orders and interest for backup systems within the telecommunications industry, government market and public safety field have been encouraging. Plug Power also recently installed its first system funded by the U.S. Department of Homeland Security, as well as units for the New York State Energy Research and Development Authority, both of which could serve as national models.

“By accelerating our sales and market development efforts – both at home and abroad – we can better seize opportunities and position our technology and products among leaders of the telecommunications and other targeted industries,” said Greg Silvestri, Plug Power’s newly named President.

Financial results:

Total revenue for the second quarter ended June 30, 2006, was $2.8 million, compared to $3.7 million for the second quarter in 2005. Year-to-date total revenue was $5.0 million, compared to $6.9 million in the prior year period. The Company continues to defer product and service revenue, a component of total revenue, at the time of sale and amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $3.9 million at June 30, 2006, compared to $4.7 million at June 30, 2005.

Net loss for the quarter ended June 30, 2006, was $13.0 million, or $0.15 per share, compared to $10.9 million, or $0.15 per share, for the same period in 2005. Year-to-date net loss was $25.2 million, or $0.29 per share, compared to $23.4 million or $0.32 per share for the same period last year.

Net cash used in operating activities for the second quarter ended June 30, 2006, was $10.5 million, compared to $9.2 million in 2005. Year-to-date net cash used in operating activities was $21.5 million compared to $19.4 million in the prior year.

For more detailed information, see the attached financial highlights.

Conference call:

Plug Power has scheduled a conference call today at 10:00 AM (EDT) to review its second quarter 2006 results. Interested parties are invited to participate. To listen to the conference call, call (617) 597-5307 and enter the pass code PLUG (7584). The live webcast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the Company’s Web site for a period following the call.

About Plug Power:

Plug Power Inc. is an established leader in the deployment of clean, reliable on-site energy products. More than 650 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that possible strategic benefits of the Smart Hydrogen transaction do not materialize, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2006, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheets:
(unaudited)
	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$135,121,183	$21,877,726
Restricted cash	385,000	385,000
Marketable securities	155,144,000	75,685,634
Accounts receivable	1,582,420	1,516,969
Inventory	4,757,409	4,692,515
Prepaid expenses and other current assets	1,222,800	1,524,004

Total current assets	298,212,812	105,681,848
Restricted cash	3,580,274	3,580,274
Property, plant and equipment, net	18,830,220	19,826,111
Goodwill	10,388,980	10,388,980
Other assets	251,959	307,164

Total assets	$331,264,245	$139,784,377

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,063,550	$2,660,130
Accrued expenses	2,669,814	3,835,973
Deferred revenue	3,935,396	3,148,048
Current portion of capital lease obligation and long-term debt	432,269	526,806

Total current liabilities	9,101,029	10,170,957
Long-term debt	3,603,641	3,603,641
Other liabilities	1,083,657	1,054,888

Total liabilities	13,788,327	14,829,486
Stockholders' equity	317,475,918	124,954,891

Total liabilities and stockholders’ equity	$331,264,245	$139,784,377

Statements of Operations:	Three months ended June 30,		Six months ended June 30,
(unaudited)
	2006	2005	2006	2005
Revenue
Product and service revenue	$742,850	$1,473,669	$1,599,580	$2,530,039
Research and development contract revenue	2,021,307	2,183,015	3,440,285	4,347,332

Total revenue	2,764,157	3,656,684	5,039,865	6,877,371
Cost of revenue and expenses
Cost of product and service revenue	1,336,366	975,316	2,557,360	1,682,981
Cost of research and development contract revenue	2,350,841	3,255,333	4,887,540	6,169,792
Research and development expense:
Noncash stock-based compensation	716,915	377,080	1,380,275	749,354
Other research and development	9,319,301	7,364,196	17,640,701	16,813,184
General and administrative expense:
Noncash stock-based compensation	571,486	468,405	766,120	603,949
Other general and administrative	2,438,249	1,907,101	4,676,483	3,874,834

Operating loss	(13,969,001)	(10,690,747)	(26,868,614)	(23,016,723)
Interest income	997,441	285,476	1,820,046	555,724
Interest expense	(53,443)	(33,892)	(102,354)	(62,862)

Loss before equity in losses of affiliates	(13,025,003)	(10,439,163)	(25,150,922)	(22,523,861)
Equity in losses of affiliates	—	(448,274)	—	(898,729)

Net loss	$(13,025,003)	$(10,887,437)	$(25,150,922)	$(23,422,590)

Loss per share: Basic and diluted	(0.15)	(0.15)	(0.29)	(0.32)

Weighted average number of common shares outstanding	86,020,770	73,493,993	85,974,843	73,471,719

	Three months ended June 30,		Six months ended June 30,
Statements of Cash Flows Data:	2006	2005	2006	2005
(unaudited)
Net loss	$(13,025,003)	$(10,887,437)	$(25,150,922)	$(23,422,590)
Adjustments to reconcile net loss to net cash	2,083,901	2,196,931	4,406,679	5,141,110
Changes in assets and liabilities	460,363	(518,938)	(804,128)	(1,096,183)

Net cash used in operating activities	$(10,480,739)	$(9,209,444)	$(21,548,371)	$(19,377,663)

Purchase of property, plant and equipment	$(188,267)	$(364,606)	$(520,728)	$(940,891)
Proceeds from maturities of marketable securities	176,661,333	2,114,661	230,577,646	23,750,542
Purchases of marketable securities	(264,119,556)	(1,461,346)	(309,862,771)	(5,492,175)

Cash provided by (used in) investing activities	$(87,646,490)	$288,709	$(79,805,853)	$17,317,476

Proceeds from issuance of stock, net	$214,478,949	$—	$214,478,949	$—
Proceeds from shares issued for stock option exercises and employee stock purchase plan	209,678	357,370	213,269	555,996
Principal payments on long-term debt and capital lease obligations	(47,269)	(16,828)	(94,537)	(33,242)

Net cash provided by financing activities	$214,641,358	$340,542	$214,597,681	$522,754